Exhibit 5.1

January 27, 2004

12636 High Bluff Drive, Suite 300 San Diego, California 92130-2071 Tel: (858) 523-5400 Fax: (858) 523-5450 www.lw.com

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File No. 022898-0015

Stratagene Corporation
11011 North Torrey Pines Road
La Jolla, California 92037

Re:	Form S-4 Registration Statement File No. 333-109420 4,983,340 Shares of Common Stock, par value $0.0001 per share

Ladies and Gentlemen:

     In connection with the registration by Stratagene Corporation, a Delaware corporation (the “Company”), of 4,983,340 shares of common stock of the Company, par value $0.0001 per share (the “Shares”), under the Securities Act of 1933, as amended (the “Act”), on a Form S-4 filed with the Securities and Exchange Commission on October 2, 2003 (File No. 333-109420), as amended by Amendment No. 1 filed on January 27, 2004 (collectively, the “Registration Statement”), you have requested our opinion set forth below.

     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

     In rendering this opinion, we have assumed that prior to the issuance of any of the Shares (i) the stockholders of Hycor Biomedical Inc. (“Hycor”) will have approved the

Agreement and Plan of Reorganization by and among the Company, SHC Acquisition Sub, Inc. and Hycor dated as of July 24, 2003, as amended by that certain Amendment No. 1 to Agreement and Plan of Reorganization dated as of December 29, 2003 by and among the Company, SHC Acquisition Sub, Inc. and Hycor (as amended, the “Merger Agreement”) and (ii) the transactions contemplated by the Merger Agreement (other than the issuance of the Shares) will have been consummated in accordance with the Merger Agreement.

     Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefore in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement and the reference to our firm contained under the heading “Legal Matters.”

Very truly yours,

/s/ LATHAM & WATKINS LLP